Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
GenVec, Inc.
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-183182, No. 333-183179, No. 333-176215, No. 333-153693, No. 333-110446, and No. 333-208105) of GenVec, Inc. of our report dated March 9, 2016, with respect to the balance sheet of GenVec, Inc., as of December 31, 2015 and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended which report appears in the December 31, 2016 Annual Report on Form 10-K of GenVec, Inc.
/s/ Stegman & Company
Baltimore, Maryland
March 6, 2017